Exhibit 2.1

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for
Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings & Notary Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138
North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Aubry Bjarnason
601 E CHARLESTON BLVD SUITE 100
Las Vegas, NV 89104, USA

Work Order #: W2022032100887
March 21, 2022
Receipt Version: 1

Special Handling Instructions:

Submitter ID: 6083

Charges

Description	Fee Description	Filing Number	Filing Date/Time	Filing Status	Qty	Price	Amount
Amended and Restated Articles	Fees	20222187480	3/21/2022 10:17:00 AM	Approved	1	$175.00	$175.00
Amended and Restated Articles	Expedite Fee	20222187480	3/21/2022 10:17:00 AM	Approved	1	$1000.00	$1000.00
Total							$1175.00

Payments

Type	Description	Payment Status	Amount
Credit Card	6478866706816285603021	Success	$1175.00
Total			$1175.00

Credit Balance: $0.00

Aubry Bjarnason
601 E CHARLESTON BLVD SUITE 100
Las Vegas, NV 89104, USA

1

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

03/21/2022

Work Order Item Number:	W2022032100887-1995983
Filing Number:	20222187480
Filing Type:	Amended and Restated Articles
Filing Date/Time:	3/21/2022 10:17:00 AM
Filing Page(s):	7

Indexed Entity Information:

Entity ID: E0076542012-2 **Entity Name:** FBC HOLDING INC.

Entity Status: Active **Expiration Date:** None

Commercial Registered Agent

THE CORPORATE PLACE, INC.

601 E CHARLESTON BLVD STE 100, LAS VEGAS, NV 89104, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Page 1 of 1

Commercial Recording Division
202 N. Carson Street

2

Filed in the Office of	Business Number E0076542012-2
Barbara K. Cegavske	Filing Number 20222187480
Secretary of State State Of Nevada	Filed On 3/21/2022 10:17:00 AM
	Number of Pages 7

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:
FBC HOLDING, INC.

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**
Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☐ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Restated Articles
Revised: 1-5-15

3

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FBC HOLDING, INC.
(a Nevada corporation)

FBC Holding, Inc. (the "Corporation"), a corporation incorporated under the laws of the State of Nevada on February 21, 2006, as Iron Link Ltd., hereby amends and restates its Articles of Incorporation, to embody in one document its original articles and the subsequent amendments thereto, pursuant to Sections 78.390 and 78.403 of the Nevada Revised Statutes ("NRS").

Amended and Restated Articles of Incorporation were approved and adopted by the Board of Directors of the Corporation on March 21, 2022. Upon the recommendation of the Board of Directors, the shareholder of the Corporation holding a majority of the voting power approved and adopted these Amended and Restated Articles of Incorporation by an action by written consent in lieu of a meeting of 60% of the eligible votes on March 21, 2022. As a result, these Amended and Restated Articles of Incorporation were authorized and adopted in accordance with the NRS.

These Amended and Restated Articles of Incorporation correctly set forth the text of the Corporation's Articles of Incorporation as amended up to and by these Amended and Restated Articles of Incorporation.

ARTICLE 1. NAME OF CORPORATION

1.1	The name of the corporation is FBC Holding, Inc. (the “Corporation”).

ARTICLE 2. DURATION

2.1	The Corporation shall continue in existence perpetually, unless sooner dissolved according to law.

ARTICLE 3. REGISTERED AGENT AND REGISTERED OFFICE

3.1	The name and address of the Corporation's registered agent and registered office in the State of Nevada are:

THE CORPORATE PLACE, INC.
601 East Charleston Boulevard
Suite 100
Las Vegas, Nevada 89104

ARTICLE 4. PURPOSE

4.1	The purpose for which the Corporation is to engage in any lawful activity within or without the State of Nevada.

4.2	The Corporation may also maintain offices at such other places within our without the State of Nevada as it may, from time to time, determine. Corporate business of every kind and nature may be conducted, and meeting of directors and shareholders may be held, outside the State of Nevada with the same effect as if in the State of Nevada.

4

ARTICLE 5. BOARD OF DIRECTORS

5.1	Number. The Board of Directors of the Corporation shall consist of such number of persons, not less than one and not to exceed 10, as shall be determined in accordance with the Bylaws of the Corporation from time to time.

ARTICLE 6. CAPITAL STOCK

6.1	Authorized Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue is forty billion fifty million (40,050,000,000) shares, consisting of (a) forty billion (40,000,000,000) shares of common stock, par value $.00001 per share (the "Common Stock"), and (b) fifty million (50,000,000) shares of preferred stock, par value $.00001 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided. A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power and preferences granted to them, and restrictions imposed on them, are as set forth in this Article 6.

6.2	Common Stock. Each share of Common Stock shall have, for all purposes, one (1) vote per share. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefrom. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

6.3	Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of each series of shares of Preferred Stock. Each series of shares of Preferred Stock:

(a)	may have such voting powers, full or limited or may be without voting powers:

(b)	may be subject to redemption at such time or times and at such prices as determined by the Board of Directors:

(c)	may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or series of stock;

(d)	may have such rights upon the dissolution of, or upon any distribution of assets of, the Corporation;

(e)	may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments;

(f)	may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(g)	may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

5

(h)	may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred. Stock.

6.4	Designation of Series A Preferred Stock.

(a)	Designation and Amount. The designation of this class of preferred stock shall be “Series A Preferred Stock," par value $.00001 per share (the "Series A Preferred Stock"). The number of authorized shares of Series A Preferred Stock is two million five hundred thousand (2,500,000).

(b)	Voting Rights. Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall have the following rights:

(1)	the Series A Preferred Stock shall entitle the holders the right to vote, either together with holders of the Corporation's Common Stock, or as a separate class of shares, on any matter upon which the shareholders of Common Stock of the Corporation may vote, including, but not limited to, any resolutions purporting to vary any of their rights or create any class of capital stock ranking in priority to them or effect any reorganization which would disadvantage the shares of Series A Preferred Stock relative to the shares of the Corporation's Common Stock; and

(2)	each share of Series A Preferred Stock shall be entitled to one (1) vote, whereas each share of Common. Stock is entitled to one (1) vote.

(c)	Liquidation, Dissolution or Winding Up. ln the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holder(s) of the shares of Series A Preferred Stock shall receive distributions of the Corporation prior to holders of Common Stock.

(d)	Dividends. The holder(s) of the Series A Preferred Stock shall not be entitled to receive dividends, whether in cash, property or in securities of the Corporation.

(e)	Conversion. Each share of Series A Preferred Stock may be converted into Common Stock on a 1-for-1 basis. The holder(s) of the Series A Preferred Stock may, in the holder's sole discretion, effect such conversion at any time.

6.5	Designation of Special 2021 Series A Preferred Stock.

(a)	Designation and Amount. The designation of this class of preferred stock shall be "Special 2021 Series A Preferred Stock," par value 5.00001 per share (the "Special 2021 Series A Preferred Stock"). The number of authorized shares of Special 2021 Series A Preferred Stock is one (1).

6

(b)	Voting Rights. Except as otherwise required by law, the holder of the share of Special 2021 Series A Preferred Stock shall have the following rights:

(1)	Number of Votes; Voting with Common Stock. Except as provided by Nevada statutes or Section 6.5(b) below), the holder of the Special 2021 Series A Preferred Stock shall vote together with the holders of Preferred Stock (including on an as converted basis), and Common Stock, of the Corporation as a single Class. The holder of the share of Special 2021 Series A Preferred Stock is entitled to 60% of all votes (including, but not limited to, Common Stock, and Preferred Stock (including on an as converted basis)) entitled to vote at each meeting of shareholders of the Corporation (and written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. The share of Special 2021 Series A Preferred Stock shall not be divided into fractional shares.

(2)	Adverse Effects. The Corporation shall not amend, alter, or repeal the preferences, rights, powers or other terms of the Special 2021 Series A Preferred Stock so as to affect adversely the Special 2021 Series A Preferred Stock, or the holder thereof, without the written consent or affirmative vote of the holder of the Special 2021 Series A Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

(c)	Conversion into Common Shares. The share of the Special 2021 Series A Preferred Stock shall convert into shares of Common Stock at a conversion rate of one (1) share of Special 2021 Series A Preferred Stock to 3,000,000,000 shares of Common. Stock. The holder of the Special 2021 Series A Preferred Stock may, in the holder's sole discretion, effect such conversion at any time.

(d)	Dividends; Liquidation. The share of Special 2021 Series A Preferred Stock shall not be entitled to any dividends in respect thereof, and shall not participate in any proceeds available to the Corporation's shareholders upon the liquidation, dissolution or winding up of the Corporation.

(e)	No impairment. The Corporation shall not intentionally take any action which would impair the rights and privileges of the Special 2021 Series A Preferred Stock set forth herein or the rights of the holder thereof The Corporation will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will, at all times, in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the Special 2021 Series A Preferred Stock against impairment.

(f)	Replacement Certificate. In the event that the holder of the share of the Special 2021 Series A Preferred Stock notifies the Corporation that the stock certificate evidencing the share of the Special 2021 Series A Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the shares of the Special 2021 Series A Preferred Stock identical in tenor and date to the original stock certificate evidencing the share of the Special 2021 Series A Preferred Stock, provided that the holder executes and delivers to the Corporation an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such Special 2021 Series A Preferred Stock certificate.

7

ARTICLE 7. NO FURTHER ASSESSMENTS

7.1	The capital stock, after the amount of the subscription price determined by the board of directors has been paid in money, property, or services, as the Directors shall determine, shall be subject to no further assessment to pay the debts of the Corporation, and no stock issued as fully paid up shall ever be assessable or assessed, and these Articles of incorporation shall not and cannot be amended, regardless of the vote therefore, so as to amend, modify or rescind this Article 7.

ARTICLE 8. NO PREEMPTIVE RIGHTS

8.1	Except as otherwise set forth herein, none of the shares of the Corporation shall early with them any preemptive right to acquire additional or other shams of the Corporation and no holder of any stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued shares of stock of the Corporation or for any additional shares of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bonds, certificates of indebtedness, debentures, or other securities.

ARTICLE 9. NO CUMULATIVE VOTING

9.1	There shall be no cumulative voting of shares.

ARTICLE 10. ELECTION NOT TO BE

GOVERNED BY PROVISIONS OF NRS 78.411 TO 78.444

10.1	The Corporation, pursuant to NRS 78.434, hereby elects not to be governed by the provisions of NRS 78.411 to 78.444, inclusive.

ARTICLE 11. INDEMNIFICATION OF OFFICERS AND DIRECTORS

11.1	The Corporation shall indemnify its directors, officers, employees, fiduciaries and agents to the fullest extent permitted under the Nevada Revised Statutes.

11.2	Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law or the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

11.3	Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the law of the State of Nevada and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

8

11.4	The private property of the Stockholders, Directors and Officers shall not be subject to the payment of corporate debts to any extent whatsoever.

11.5	No director, officer or shareholder shall have any personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate nor limit in any way the liability of a director or officer for:

(a)	Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)	The payment of dividends in violation of Nevada Revised Statutes (N.R.S.) 78.300.

I. the undersigned, being the Chief Executive Officer of FRC Holding, inc., hereby declare and certify, under penalties of perjury, that this is my act and deed and the facts herein stated arc true, and, accordingly, have hereunto set my hand this 21st day of March, 2022.

/s/ Lisa Nelson

Lisa Nelson

Chief Executive Officer

FBC Holding, Inc.

9